EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan, SiRF Technology Holdings, Inc. 2004 Employee Stock Purchase Plan, and 1995 Stock Incentive Plan of SiRF Technology Holdings, Inc., of our report dated January 31, 2004 with respect to the consolidated financial statements and schedule of SiRF Technology Holdings, Inc. included in its Registration Statement on Form S-1/A (No. 333-112645), filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

San Jose, California

May 5, 2004